Exhibit 99.1
Contact: Investor Relations at Cass Information Systems, Inc.
ir@cassinfo.com

February 17, 2023
Cass Information Systems, Inc. Elects Martin Resch as President and Chief Executive Officer; Eric Brunngraber named Executive Chairman
ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), the leading provider of transportation, energy, telecom, and waste invoice payment and information services, announced that Martin Resch, President and Chief Operating Officer, has been named President and Chief Executive Officer, effective April 18, 2023, and will join the Board of Directors at that time. Resch, 57, has been Cass’s President and Chief Operating Officer since February 2022 and will succeed Eric Brunngraber, 66, in the role of CEO. Brunngraber, who has served as CEO since 2008, will become Executive Chairman, effective April 18, 2023.

“It is an honor to be named the CEO of a company with such a long and great history as Cass,” said Resch. “This is my dream job as I believe my experiences with financial technology, risk management and banking fit the future needs of the organization. I want to thank Eric and the Board of Directors for their confidence and trust. I look forward to Cass’s future and am excited to work with our leadership and our 1,200 employees to support our customers with best-in-class service and provide continued value to our shareholders.”

“Martin has proven to be an outstanding leader at Cass, implementing many strategic objectives within our invoice payment and information services business,” said Brunngraber. “The Board of Directors and I have the utmost confidence in Martin’s ability to lead Cass to continued success.”

“On behalf of the Cass Board of Directors, we want to congratulate Martin and also recognize Eric’s 43 years of dedicated service and outstanding leadership in guiding Cass through both challenging times and the periods of Cass’s greatest successes to date. We thank him for his many accomplishments and look forward to benefitting from his continued leadership as Executive Chairman,” said Joseph D. Rupp, Cass’s Lead Independent Director and former Chairman & CEO of Olin Corp.

“Cass has been a huge part of my life for 43 years and I have been honored to be its CEO for the last 15 years,” said Brunngraber. “I look forward to supporting Martin and the entire Cass team as we continue to lead our industry and position ourselves for success for many years to come.”

Prior to joining Cass in November 2020, Resch was senior executive at Bank of the West in San Francisco, California. As executive vice president, Resch functioned as the commercial banking group’s chief administrative officer/chief operating officer with responsibility for strategy, operations, finance, technology and human resources, as well as collaborating with a B2B FinTech incubator. His other roles at Bank of the West included corporate treasurer and leading the regulatory response to the Dodd-Frank and Volcker legislation.

Resch, who holds dual citizenship in the United States and Austria and speaks fluent German, earned his bachelor’s degree in computer science from Oregon State University and master’s degree in business administration from Cornell University. He is also a graduate of the Pacific Coast Graduate School of Banking in Seattle, Washington.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $90 billion annually on behalf of clients, and with total assets of nearly $2.6 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.